Exhibit 14.3

Policy Name:	CODE OF ETHICS /CONFLICT OF INTEREST POLICY
Last Review/Update:	March 24, 2021
Policy Number:	I – 1

Purpose:

To establish an appropriate guide for Bank Staff and Directors, the following Code of Ethics has been adopted by Patriot Bank, N.A. and Patriot National Bancorp Inc., collectively referred to as “the Bank.”

Policy:

Personal Reputation

It is imperative that each individual conducts him/herself at all times in a manner that reflects credit on the Bank, its Staff and Directors. Everyone associated with the Bank must maintain a reputation for good morals, ethics and integrity, and must remain above reproach throughout his or her business career. The Bank and its Staff and Directors must, at all times, comply with all applicable laws and regulations. The Bank will not condone the activities of Staff and Directors who achieve results through violation of the law or unethical business dealings. This includes any payments for illegal acts, indirect contributions, rebates and bribery. The Bank does not permit any activity that fails to stand the closest possible public scrutiny or that will cause adverse publicity for the Bank.

General Employee Conduct

The Bank expects its Staff and Directors to conduct themselves in a businesslike manner. Drinking, gambling, fighting, swearing, and similar unprofessional activities are strictly prohibited while on the job.

Bank Staff and Directors must not engage in sexual harassment, or conduct themselves in a way that could be construed as such, for example, by using inappropriate language, keeping or posting inappropriate materials in their work area, or accessing inappropriate materials on their computer.

All business conduct should be well above the minimum standards required by law. Accordingly, Bank Staff and Directors must ensure that their actions cannot be interpreted as being, in any way, in contravention of the laws and regulations governing the Bank’s operations.

Bank Staff and Directors uncertain about the application or interpretation of any legal requirements should refer the matter to their superior, who, if necessary, should seek the advice of the Bank’s legal counsel.

Conflict of Interest

Staff members and Directors in performing any of their functions or duties for the Bank should not take actions or participate in any determinations which involve or give the appearance of conflict of interest. This conflict could arise out of business or personal matters of a family member, close relative, or any person, organization, or entity with which he or she may have a close personal relationship or financial interest. Directors and Staff should withdraw from any discussions or considerations of such matter, abstain from voting on any such matters, and should ensure that records or minutes so indicate.

Principles and Practices

In performing his or her duties, each Bank Staff and Director must:

(1)	maintain high standards of honest and ethical conduct and avoid any actual or apparent conflict of interest as defined above;

(2)

report to [a member of senior management and/or the Human Resources Department] (or for Officers and Directors, to Audit Committee of the Board of Directors) any conflict of interest that may arise and any material transaction or relationship that reasonably could be expected to give rise to conflict;

(3)

provide; or cause to be provided, full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with or submits to the Securities and Exchange Commission and in other public communications;

(4)	comply and take all reasonable actions to cause others to comply with applicable governmental laws, rules, and regulations; and

(5)	promptly report violations of this Code to [the Chief Administrative Officer], or for Officers and Directors, to the Audit Committee.

Waiver

Any request for a waiver of any provision of this Code must be in writing and addressed to the [Chief Administrative Officer], or for Officers and Directors, to the Audit Committee. Any waiver of this Code for Officers and Directors may be made only by the Board or Audit Committee and will be disclosed promptly on Form 8-K or any other means approved by the Securities and Exchange Commission and Nasdaq Stock Market.

Compliance and Accountability

The Audit Committee will assess compliance with this Code, report material violations to the Board of Directors, and recommend to the Board appropriate action.

Regardless of the circumstances, if any Staff member or Director senses that a course of action they have pursued, are presently pursuing, or are contemplating pursuing, may involve them in a conflict of interest with the Bank; they should immediately communicate all the facts to their superior.

Personal Investment and Finance

Staff members and Directors may not borrow from, invest in, or enter into personal business relationships with customers, prospects or suppliers of the Bank without full disclosure and authorization by the Board of Directors. Normal consumer transactions conducted through ordinary retail sources or borrowings from recognized lending institutions are appropriate and are excluded from the requirements previously mentioned.

Confidential Information

All information obtained by virtue of association with the Bank must be held in strictest confidence. No hint of information or of even having knowledge of Bank account, names of depositors or borrowers, their sources of income, obligations, etc., or any other information can ever be revealed to unauthorized persons.

Trading in Bank Stock

While the Staff and Directors are encouraged to own Bank stock, active trading in the Bank’s stock to make a quick profit is not acceptable. The normal purchase and sale of stock is encouraged. Directors and Bank Staff are encouraged to own the Bank's stock (trading symbol: ‘PNBK’). Directors and Staff shall not buy or sell shares in PNBK based on “insider” information, nor should they recommend such trades to outsiders based upon such information. “Insider” information is defined as information, financial or otherwise, that has a probable likelihood of materially affecting the share price and such information is unavailable at the time to other shareholders and prospective shareholders. Directors and Executive Officers must specifically comply with the Bank’s Insider Trading Policy.

Outside Interests

Acceptance by employees of outside employment or membership on an outside board involves possibilities of conflict of interest. Staff members are encouraged to serve in civic, charitable, or religious groups. Any other such position should be approved by the Chief Administrative Officer, in the case of an executive officer, by the Board of Directors.

Community Activity

The Bank, as an institution, cannot engage in politics. Staff members and Directors, however, are encouraged to stay well informed on local, state, and national affairs and to meet their responsibility to vote in all elections. The Bank’s Staff and Directors are encouraged to participate in community affairs whether it is political, charitable, or business related. Staff members, Officers and Directors should assure themselves that their participation in these activities in no way indicates Bank sponsorship and in no way reflects unfavorably on the Bank. Prior approval of political activities involving Bank time or financial support must be approved in advance by Senior Management.

Gifts and Entertainment

Substantial gifts, personal favors and excessive entertainment from Bank customers should be courteously and tactfully declined. Non-Bank commissions, fees, or propositions involving personal gain to a non-officer, Officer or Director in connection with the handling of a banking transaction are highly improper and in most cases illegal. Non-officers, Officers, or Directors should not solicit or receive anything of value in connection with any transaction. Gifts that mark significant non-business events, such as holidays, birthdays, weddings, etc., may be accepted if they are of nominal value. Nominal value is considered to be no more than $50.00. Anything over that amount must be reported to the Chief Compliance Officer.

Kickbacks and Secret Commissions

The Federal Bank Bribery Act makes it a serious crime to offer or accept anything of value in connection with the business of the Bank if your intent is to either influence, or be influenced by, a third party.

Regarding the Bank’s business activities, Bank Staff and Directors may not receive payment or compensation of any kind, except as authorized under the Bank’s remuneration policies. In particular, the Bank strictly prohibits the acceptance of kickbacks and secret commissions from suppliers, employees or others. Any breach of this rule will result in immediate termination and prosecution to the fullest extent of the law.

Corporate Opportunities

Staff and Directors are prohibited from taking personal advantage of opportunities that are discovered through the use of Bank information or position. No Staff or Director may use Bank information or position for personal gain and no Staff or Director may compete with the Bank directly or indirectly. When in doubt, Staff or Directors should discuss with their superiors and/or the Board in advance situations which may involve the personal use of a corporate opportunity.

Protection of Bank Assets

Staff and Directors should strive at all times to protect the Bank’s assets and preserve their efficient use. Loss or impairment of assets through carelessness or waste may impair the Bank’s financial condition and/or expose it to legal action. All Bank assets should be used for legitimate business purposes of the Bank.

This obligation extends to proprietary information of the Bank, including intellectual property such as trademarks, copyrights, trade names, logos, trade secrets and patents. It also includes the Bank’s strategic and marketing plans, records, customer lists, employee information and any non-public financial information. Evidence of unauthorized disclosure of this type of information should be immediately reported to a member of Senior Management or to the Board.

Undesirable Business

Bank Staff and Directors are to avoid any appearance of discrimination in the acceptance of business brought to the Bank by reputable persons. However, it should be kept in mind that accounts offered or loans requested from known controversial or unsavory firms or persons should be declined. Such relationships often lead to loss and embarrassment for the Bank and should be carefully considered.

Establishment of Charges

Interest rates on deposits and loans, terms of loans, service and analysis charges, etc., will be determined solely on the basis of what is in the best interests of the Bank and its customers. Under no circumstances should any preliminary agreements or understanding be established with Bank customers concerning rates and charges that are not in accordance with stated rates and policies unless approved through the Bank's normal management approval process.

Competition

Competition between the Bank and any other financial institution must always be positive. Professional and timely service to the Bank’s customers is a far more effective business approach than criticism of a competitor. Such criticism is not in keeping with the character of this Bank and should have no place in the conversation of those associated with the Bank.

Informational Requests

Bank Staff and Directors are expected to refer all requests from public officials, newspapers, television, magazines and other media for statements about the Bank to the CEO, President or Chief Operating Officer.

Financial Performance

Bank Staff and Directors are expected to refer all questions from shareholders or other parties concerning the Bank’s stock or financial performance to the CEO, President or the Chief Financial Officer.

Dealing with outside People and Organizations.

Bank Staff and Directors must take care to separate their personal roles from their Bank positions when communicating on matters not involving Bank business. Bank Staff and Directors must not use Bank identification, stationary, supplies and equipment for personal or political matters.

Bank Records and Communications

Accurate and reliable records of many kinds are necessary to meet the Bank’s legal and financial obligations and to manage the affairs of the Bank. The Bank’s books and records must reflect, in an accurate, timely and compliant manner, all business transactions. The Bank Staff responsible for accounting and recordkeeping must fully disclose and record all assets, liabilities, or both, and must exercise diligence in enforcing these requirements.

Bank Staff and Directors must not make or engage in any false record or communication of any kind, whether internal or external, including but not limited to:

False expense, attendance, production, financial, or similar reports and statements.

False advertising, deceptive marketing practices, or other misleading representations.

Prompt Communications

In all matters relevant to customers, suppliers, government authorities, the public and others in the Bank, all Bank Staff and Directors must make every effort to achieve complete, accurate , and timely communications, responding promptly and courteously to all proper requests for information and to all complaints.

Duties and Violations

Bank Staff and Directors are required to report violations of the Code of Ethics to the VP of Human Resources, Chief Administrative Officer or the CEO or President. Violations of the Code of Ethics will result in disciplinary action up to and including immediate discharge from the Bank.

Respect for Diversity

Every individual possesses qualities which differ from those of their coworkers. These include not only such characteristics as race, gender and age, but less obvious attributes such as political affiliation, appearance and education. The diversity of the Bank's employees should be viewed not as differences, but as potential. Diversity provides a unique opportunity to obtain a variety of perspectives, experience and resources in addressing issues encountered by the Bank and in achieving its goals. The Bank strives to create an environment that encourages and respects diversity in order to permit everyone to perform and contribute to their maximum potential.

The Bank is committed to equal opportunities for all of its personnel, regardless of race, color, gender, age, religion, disability, national origin, marital status, sexual orientation, genetic predisposition, citizenship, veteran status or any other characteristic which may be considered “different”. In addition, the Bank firmly prohibits sexual and other forms of harassment in the workplace. Complete presentations of the Bank’s Equal Employment Opportunity and Harassment policies are contained in the Employee Handbook. All managers and employees are expected to thoroughly review and comply with these requirements.

Communication and Computer Systems

The use of the Bank’s communication and computer systems requires particular care. E-mail, voice mail and Internet exchanges, such as those on social internet sites, are not private and their source is identifiable. Electronic communications may remain part of the Bank’s business records long after they have been deleted. Employees must ensure that the content of their electronic communications, both professional and personal, does not adversely impact their co-workers, the Bank's public image or that of its customers, representatives or suppliers.

Electronic communications may not be used improperly for personal reasons, such as messages of a political or religious nature, or exchanges containing obscene or otherwise offensive language or material. As a condition of employment, each Bank employee must agree to comply with the Information Security Policy regarding workstation usage.

The Bank reserves the right to access its communications and computer systems without notice.

Inappropriate use of electronic communications, either professional or personal, will result in disciplinary action by the Bank up to and including termination.

Where to Report Violations

Employees are required to notify their supervisors of actual or suspected violations of law or the principles set forth in this Employee Handbook. Failure to advise management of, or detect, an offense may itself be grounds for discipline. If an employee feels that discussing an issue with his/her supervisor would be inappropriate, he/she may confer with the VP of Human Resources, Chief Administrative Officer or the CEO or President.

Substantial effort will be made to treat reports of suspected illegalities or failures to comply with the Code of Ethics in a confidential manner. Any report will be investigated promptly, thoroughly and fairly.

Exceptions

Any exception to the Code of Ethics policy must conform with applicable law and regulation and be approved by any two of the following, the CEO, President, Chief Administrative Officer, VP-Human Resources or Chairman of the Board, and reported to the Board, or its designee, at the next regularly scheduled meeting. An exception may only be granted after full written disclosure of all material facts.

Employee Acknowledgement

This Code of Ethics is a critical element of the Bank’s program to prevent and detect violations of the law and Bank policy. Employees must sign and return to the Human Resources Department, annually, the Bank form confirming that they have reviewed, understand, complied with, and will continue to comply with, the Code of Ethics.

Acknowledgement

I have read and received a copy of the Code of Ethics and fully understand my obligations and responsibilities as outlined therein.

Signature:	Date:

Printed Name:

This is a general statement of policy and as such, it does not constitute a term or provision of any contract of employment or implied contract of employment between Patriot Bank and any employee, nor does it create contractual obligations on behalf of Patriot Bank to anyone.